Exhibit 99.1

Elanco Animal Health
2500 Innovation Way
Greenfield, IN 46140

FOR IMMEDIATE RELEASE

Investor Contact: Tiffany Kanaga +1.302.897.0668 kanaga_tiffany@elanco.com

Media Contact: Colleen Parr Dekker +1.317.989.7011 colleen_parr_dekker@elanco.com

Elanco Closes Acquisition of Bayer Animal Health

•	Scale and capabilities of the combined company position Elanco for the long term as a leader in the attractive, durable animal health industry.

•	Combines Elanco’s longstanding focus on the veterinarian with Bayer Animal Health’s direct-to-consumer expertise to open new opportunities to fuel growth. Enables Elanco to capitalize on emerging trends accelerated by the COVID-19 pandemic, including pet owners’ increased desire to access care and products via online, retail, telemedicine, and direct to the doorstep.

•	Transaction strengthens Elanco’s Innovation, Portfolio, Productivity (IPP) strategy, advancing portfolio transformation to balance mix between the pet health and farm animal businesses.

•	Transaction valued at close at $6.89 billion, funded by $5.17 billion in cash and 72.9 million shares to Bayer.

GREENFIELD, Ind. (August 3, 2020) – Elanco Animal Health Incorporated (NYSE: ELAN) today announced it has closed the acquisition of Bayer Animal Health. The transaction, valued at $6.89 billion, expands Elanco’s scale and capabilities, positioning the company for the long term as a leader in the attractive, durable animal health industry.

“Nearly two years into our journey as an independent company, we have made significant progress in creating a purpose-driven, independent global company dedicated to animal health – all while weathering the century’s most significant animal and human health pandemics: African Swine Fever and COVID-19,” said Jeff Simmons, president and CEO of Elanco. “Delivering on the timely close of the acquisition and bringing momentum into Day 1 in this challenging environment underscores the deep capability and disciplined execution from both companies.”

“This milestone is another key step in Elanco’s journey. But, ultimately, today is about improving the lives of animals, people and improving the health of the planet. Pets and protein have never been more important,” Simmons said. “Food supply disruptions and increasing unemployment are driving food security challenges around the world. At the same time, research shows increased time at home has changed the long-term relationship between pets and their owners, as pets increasingly provide valuable emotional support. We know making life better for animals, simply makes life better.”

Meanwhile, the pandemic has accelerated key trends transforming the industry, particularly pet owners’ desire to access veterinary care and animal health products in a variety of forms, from curbside care and telemedicine to online purchases shipped direct to the doorstep. The combination of Elanco and Bayer Animal Health joins Elanco’s existing strong relationship with the veterinarian with Bayer Animal Health’s focus in retail and online in order to create an omni-channel leader best positioned to serve veterinarians and pet owners where they want to shop.

This acquisition strengthens Elanco’s Innovation, Portfolio, Productivity (IPP) strategy, which the company has been executing on since before its IPO in 2018. Both companies come to closing with a disciplined focus on the strategy and diligent execution to drive momentum.

•	Innovation: Elanco’s robust R&D pipeline is now bolstered with five expected launch equivalents from Bayer – bringing Elanco’s anticipated total to 25 by 2024 – with five of those expected to launch by the end of 2021. The transaction also adds new R&D capabilities, including innovative dosing and delivery technology platforms, and provides access rights to Bayer’s Crop Science R&D pipeline and de-prioritized clinical pharma assets.

•	Portfolio: The combination expands Elanco’s portfolio to provide farmers, pet owners, and veterinarians more comprehensive animal health solutions. By combining Elanco’s longstanding focus on the veterinarian with Bayer’s direct-to-consumer experience, the transaction opens new opportunities for growth and expands Elanco’s omni-channel presence, enabling the company to meet customers where and how they want to shop.

Pet Health: The combination elevates Elanco’s pet business to approximately 50 percent of revenues and nearly triples the company’s international pet health business. This expanded portfolio of care provides for pets at all ages and stages, from disease prevention and wellness for the youngest puppies to helping pets remain an active, central part of the family in their later years. The transaction also broadens Elanco’s pet parasiticide portfolio with topical treatments and collars, making the blockbuster Seresto collar Elanco’s top product globally.

Farm Animals: The combined company brings together complementary farm animal portfolios that position Elanco to serve an even broader spectrum of the industry and better leverage data, and services for customers. The transaction adds a number of anchor cattle brands, enhances the company’s global bio-protection portfolio, and expands the company’s aqua presence into warm water fish.

•	Productivity: Elanco plans to leverage its extensive integration experience – and ownership mindset – to efficiently and quickly integrate the new business. The combined company is expected to generate significant operating cash flow as a result of the durable industry and resilient portfolios. While the timing of achieving goals from the deal announcement have been impacted by the COVID-19 pandemic, the company still expects to deliver $275 - $300 million in synergies by 2025.

“Most importantly, today is about the farmers, veterinarians, and pet owners we serve. If COVID-19 has made anything clear – it’s that the world has never needed animals and the work farmers and veterinarians do more,” Simmons said. “Together, we are better positioned to advocate for our customers, to deliver solutions to their greatest unmet needs, so they can keep healthy, sustainably sourced meat, milk, fish and eggs in the center of the dinner table and healthy, active pets in the center of families. Together, we have the potential to improve animal health and the lives of billions.”

Financing Terms

Upon close, Bayer AG received $5.17 billion in cash, comprised of proceeds from the company’s equity and tangible equity unit issuances in the first quarter of 2020 and debt financing from the Term Loan B priced in the first quarter of 2020 that closed with the transaction closing. Additionally, approximately 72.9 million shares of Elanco Animal Health common stock were issued to Bayer AG. These shares will be subject to a lock up, where Bayer cannot sell any shares for the first 90 days. In the second 90 days, 50 percent of shares are eligible for sale and the remainder may be sold after 180 days. Moreover, Elanco has completed the required anti-trust divestures that had been previously announced. The divested products had 2019 revenue in the range of $120 million to $140 million.

Advisors

Goldman Sachs acted as financial advisor to Elanco and Paul, Weiss, Rifkind, Wharton & Garrison LLP, Hengeler Mueller and Slaughter and May acted as legal counsel to Elanco.

# # #

ABOUT ELANCO

Elanco Animal Health (NYSE: ELAN) is a global leader in animal health dedicated to innovating and delivering products and services to prevent and treat disease in farm animals and pets, creating value for farmers, pet owners, veterinarians, stakeholders, and society as a whole. With nearly 70 years of animal health heritage, we are committed to helping our customers improve the health of animals in their care, while also making a meaningful impact on our local and global communities. At Elanco, we’re driven by our vision of Food and Companionship Enriching life and our Elanco Healthy Purpose™ CSR framework – all to advance the health of animals, people and the planet. Learn more at www.elanco.com.

Forward Looking Statements

This press release contains forward-looking statements (as that term is defined in the Private Securities Litigation Reform Act of 1995) about our expectations concerning the combined Elanco and Bayer Animal Health businesses, including the ability to generate significant operating cash flow, and reflects Elanco’s current belief. Forward-looking statements are based on our current expectations and assumptions regarding our business and other future conditions. Because forward-looking statements relate to the future, by their nature, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. As a result, our actual results may differ materially from those contemplated by the forward-looking statements. For further discussion of these and other risks and uncertainties, see Elanco’s most recent filings with the United States Securities and Exchange Commission. Except as required by law, Elanco undertakes no duty to update forward-looking statements to reflect events after the date of this release.